Exhibit 99.1

HOWARD HUGHES HOLDINGS INC. REPORTS THIRD QUARTER 2024 RESULTS
Strong demand for MPC residential land and impressive financial performance across the portfolio solidify positive full-year outlook with upgraded guidance in all segments

THE WOODLANDS, Texas, November 4, 2024 – Howard Hughes Holdings Inc. (NYSE: HHH) (the “Company,” “HHH,” or “we”) today announced operating results for the third quarter ended September 30, 2024. The financial statements, exhibits, and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

Third Quarter 2024 Highlights:

–Net income from continuing operations per diluted share of $1.95 compared to $0.64 in the prior-year
–Master Planned Community (MPC) EBT of $145 million sets a new quarterly record—driven by a 184% year-over-year increase in residential land sales revenue at an average price of $1 million per acre—and contributed to a $30 million increase in the full-year MPC EBT guidance mid-point to $330 million
–Total Operating Assets NOI of $65 million was up 8% year-over-year—led by strong office and multi-family performance—and contributed to a $2 million increase in the full-year NOI guidance mid-point to $257 million
–Contracted to sell 29 condominium units in Ward Village® and The Woodlands®—representing $57 million of future revenue
–Completed the spinoff of Seaport Entertainment Group on July 31, 2024, providing increased focus on HHH’s real estate operations and MPC development going forward
–Subsequent to quarter end, Victoria Place®—the 7th condominium tower in Ward Village—was completed with increased guidance expectations for condo sales revenue of $760 million at ~27.5% gross margins

“Howard Hughes continued to defy the market’s national narrative in the third quarter, producing outstanding financial results—including record MPC EBT—across our entire portfolio of world class assets which ultimately contributed to increased full-year guidance in each of our segments,” commented David R. O’Reilly, Chief Executive Officer of Howard Hughes. “In the quarter, we also completed our transformative spinoff of Seaport Entertainment, embarking on a new chapter as a pure-play real estate company. With a streamlined portfolio and refined strategic focus on the development of our world-class master planned communities, we anticipate many exciting opportunities for growth and incremental value creation in the years to come.

“In our MPC segment, we delivered record quarterly EBT of $145 million as homebuilder demand for incremental acreage remained at elevated levels. During the quarter, we closed on the sale of 191 residential acres at an impressive average price of $1 million per acre—representing a strong 13% year-over-year pricing increase. With this incredible pace of land sales and pricing, as well as a solid new home market and low inventories of vacant lots in our MPCs, we anticipate continued momentum for additional land sales going forward. As a result, we have meaningfully raised our 2024 full-year MPC EBT guidance range by $30 million to a new mid-point of $330 million.

“In Operating Assets, we delivered strong 8% year-over-year NOI growth, with solid gains in our office and multi-family portfolios. In office, we continued to benefit from expiring rent abatements in The Woodlands and Summerlin® which are the result of remarkable leasing performance in recent years. In multi-family, we achieved a second consecutive quarter of record NOI driven by incremental lease-up at our newest properties, as well as by continued strong demand at our stabilized assets which are almost entirely full. For the full year, we now expect record Operating Assets NOI—including the contribution from joint ventures—of approximately $257 million, up $2 million compared to our previous guidance.

“In Strategic Developments, pre-sales for our future condominium developments in Hawai’i and Texas continued at a solid pace with 29 units contracted during the quarter, bringing our inventory of available units to 88% pre-sold. In early November, subsequent to quarter end, we delivered Victoria Place—our seventh completed condominium tower in Hawai’i. Closings for this project will begin this week, and we expect to achieve approximately $760 million of condo revenue, representing the highest revenue achieved on any tower in the history of Ward Village. In Texas, we recently broke ground on The Ritz-Carlton Residences, The Woodlands. This ultra-luxury condo development on the shores of Lake Woodlands has seen incredible demand since its launch with pre-sales achieving a record price per square-foot for the Houston market.

“And finally, we closed on our first sale of Municipal Utility District (MUD) receivables in Bridgeland® during the quarter, allowing us to create a liquidity mechanism to further enhance our self-funding model. We used the proceeds to significantly pay down Bridgeland’s line of credit, allowing us to expand our borrowing capacity, which improves our liquidity and provides greater optionality for the future. Looking forward, we are exploring opportunities to continue improving our liquidity by accelerating the monetization of other MUD receivables.”

Financial Highlights

Total Company
–HHH reported net income from continuing operations of $96.5 million, or $1.95 per diluted share in the quarter, compared to $32.1 million or $0.64 per diluted share in the prior-year period. This improvement was primarily driven by increased MPC residential land sales, improved NOI performance from Operating Assets, and the final settlement of the construction defect dispute at Waiea in Ward Village.
–The Company continues to maintain a strong liquidity position with $400.7 million of cash and cash equivalents, $1.5 billion of undrawn lender commitment available to be drawn for property development, and limited near-term debt maturities.
–On July 31, 2024, HHH completed the spinoff of Seaport Entertainment Group Inc. (SEG), with holders of HHH common stock receiving one share of SEG common stock for every nine shares of HHH common stock. All current and historical net income and losses related to SEG are reflected in discontinued operations in the Company’s financial statements.

MPC
–MPC EBT of $144.8 million represented a new quarterly all-time high for HHH, increasing 71% compared to $84.8 million in the prior-year period.
–The average price per acre of residential land sold was approximately $1.0 million during the quarter, up 13% year-over-year, and the second-highest quarterly result in HHH history.
–MPC land sales of $198.2 million increased $122.9 million year-over-year, primarily due to 129 acres of superpad sales in Summerlin at an average price per acre of $1.3 million, compared to 39 acres of superpad sales at the same average price in the prior year.
–In TeravalisTM, 18 acres of residential land in Floreo were sold at a strong average price per acre of $762,000.
–Builder price participation declined $6.3 million year-over-year as fewer homes were closed with sales prices over the predetermined breakpoints, driven in part by higher prices per acre achieved on land sold to homebuilders in recent years.
–MPC equity earnings were $0.4 million—representing a $13.9 million year-over-year decrease—primarily related to the successful sellout of clubhouse condominium units at The Summit during the prior-year period.

Operating Assets
–Total Operating Assets NOI—including the contribution from unconsolidated ventures—totaled $64.8 million in the quarter. This represented an 8% increase compared to $60.0 million in the prior-year period.
–Office NOI of $31.8 million increased 9% year-over-year primarily due to abatement expirations and improved lease-up in The Woodlands and Summerlin. During the quarter, 114,000 square feet of new or expanded office leases were executed, and the stabilized office portfolio was 88% leased at quarter end.
–Multi-family NOI of $15.9 million—a new quarterly all-time high for HHH— increased 15% compared to the prior-year period primarily due to continued lease-up and improved performance at Marlow in Downtown Columbia®, Tanager Echo in Summerlin, and Starling at Bridgeland. At quarter end, the stabilized multi-family portfolio was 95% leased.

–Retail NOI of $13.0 million increased 2% year-over-year primarily due to improved occupancy in the ground floor retail at Juniper and Marlow in Downtown Columbia. At quarter end, the retail portfolio was 94% leased.

Strategic Developments
–In Hawai’i, contracted to sell 20 units representing $31.2 million of future revenue at The Launiu—HHH’s 11th tower in Ward Village which commenced pre-sales in February. Pre-sales to date have been strong with 55% of the units already pre-sold at quarter end.
–Contracted to sell four condos at The Park Ward Village® and Kalae®. At quarter end, these towers were 96% and 92% pre-sold, respectively.
–Contracted to sell five residences at The Ritz Carlton Residences, The Woodlands. At quarter end, 77 condos—or 69% of available units—were pre-sold and represented future revenue of $333.5 million. Subsequent to quarter end, in early October, the Company broke ground on this development, with completion expected in 2027.
–During the quarter, the Company recovered $90.0 million of insurance proceeds related to the settlement of construction defect claims at Waiea in Ward Village—including window remediation expenditures incurred since 2020. In conjunction with this settlement, the Company also recognized $12.1 million of additional condominium rights and unit cost of sales to settle final project costs previously incurred by the Waiea general contractor.
–Subsequent to quarter end, the Company completed Victoria Place—a 349-unit condominium development that is 100% pre-sold. Unit closings are expected to commence in November, contributing to approximately $760 million of anticipated condo sales revenue in the fourth quarter with approximately 27.5% gross margins.

Financing Activity
–In September 2024, the Company transferred the reimbursement rights for $193.4 million of existing MUD receivables and $10.4 million of related accrued interest, as well as $32.6 million of anticipated future MUD receivables, for total cash consideration of $176.7 million, recognizing a GAAP loss of $51.5 million.
–The cash consideration for the MUD receivable sale was provided by the issuance of third-party tax-exempt bonds that will be serviced by the MUD reimbursement cash flows. If the MUD reimbursement cash flows are consistent with the Company’s expectations, these anticipated future MUD receivables could be either returned to Bridgeland or could be sold in a future transaction. However, if a delay or other event causes a shortfall to bondholders, the cash flows from the $32.6 million of anticipated future MUD receivables would then be used to service the bonds. There are no obligations of the Company to service the bonds or provide any additional collateral.
–Proceeds from the MUD receivable sale were used to pay down the Bridgeland Notes by $192.0 million to a balance of $283.0 million at the end of the third quarter. This transaction supported the modification of the Bridgeland Notes from a capacity of $475 million to $600 million and a maturity extension from September 2026 to September 2029 subsequent to quarter end.
–Subsequent to quarter end in October, closed on a $38.0 million loan to refinance the construction loan for Starling at Bridgeland. The five-year non-recourse loan bears interest at 5.35%.

Full Year 2024 Guidance
–MPC EBT is expected to significantly benefit from solid demand for new homes and strong residential land sales across our MPCs. In the fourth quarter, HHH expects continued momentum and incremental land sales in Bridgeland and The Woodlands Hills®. In Summerlin, following the successful sale of 217 acres of superpads year-to-date, the Company does not anticipate additional closings in the fourth quarter but does expect strong prospects for additional sales in 2025. For the full-year in 2024, growth in residential land sales revenue—including record acres sold and record pricing—are expected to be largely offset by reduced EBT associated with exceptional commercial land sales and builder price participation during 2023, as well as limited inventory of custom lots available to sell at Aria Isle in The Woodlands and the Summit in Summerlin due to their significant past success. As a result, 2024 MPC EBT, which was previously expected to decline 10% to 15% year-over-year with a mid-point of $300 million, is being raised to be in a range of down 1% to down 6% year-over-year with a mid-point of approximately $330 million.

–Operating Assets NOI, including the contribution from unconsolidated ventures, is projected to benefit from increased occupancy at new multi-family developments in Downtown Columbia, Summerlin, and Bridgeland, as well as improved retail leasing and new tenants in Downtown Columbia, Ward Village, and The Woodlands. The office portfolio is expected to benefit from strong leasing momentum experienced in the last two years, partially offset by free rent periods on many of the new leases and the impact of some tenant vacancies. 2024 Operating Assets NOI is expected to be a new full-year segment record, increasing 5% to 8% year-over-year with a mid-point of approximately $257 million. This compares to previous guidance which contemplated a 3% to 6% year-over-year increase—inclusive of $3.1 million of NOI from the Las Vegas Ballpark, which is now reflected in discontinued operations.
–Condo sales revenues, which were previously projected to range between $730 million and $750 million, are now expected to range between $755 million and $765 million. Gross margin is now expected to be in a range of 27% to 28%. Projected condo sales revenues will be driven entirely by the closing of units at Victoria Place—a 349-unit upscale development in Ward Village that was 100% pre-sold and delivered in early November, subsequent to quarter end. This guidance contemplates approximately $10 million to $20 million of condo sales revenues for Victoria Place occurring in the first quarter of 2025 due to the timing of condo closings.
–Cash G&A is now projected to range between $83 million and $88 million, excluding approximately $9 million of anticipated non-cash stock compensation. This compares to the previous range of $80 million to $90 million. G&A expenses of approximately $33 million incurred during the year to complete the spinoff of Seaport Entertainment are reflected in discontinued operations.

Conference Call & Webcast Information

Howard Hughes Holdings Inc. will host its third quarter 2024 earnings conference call on Tuesday, November 5, 2024, at 12:00 p.m. Eastern Time (11:00 a.m. Central Time). Please visit the Howard Hughes website to listen to the earnings call via a live webcast. For listeners who wish to participate in the question-and-answer session via telephone, please preregister using HHH’s earnings call registration website. All registrants will receive dial-in information and a PIN allowing them to access the live call. An on-demand replay of the earnings call will be available on the Company’s website.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended September 30,				Nine Months Ended September 30,
$ in thousands	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Operating Assets NOI (1)
Office	$31,782	$29,286	$2,496	9%	$95,601	$90,661	$4,940	5%
Retail	13,015	12,819	196	2%	42,477	39,986	2,491	6%
Multi-family	15,887	13,817	2,070	15%	43,827	39,512	4,315	11%
Other	2,164	1,746	418	24%	4,694	5,376	(682)	(13)%
Redevelopments (a)	—	(36)	36	100%	—	(82)	82	100%
Dispositions (a)	—	209	(209)	(100)%	(55)	758	(813)	(107)%
Operating Assets NOI	62,848	57,841	5,007	9%	186,544	176,211	10,333	6%
Company's share of NOI from unconsolidated ventures	1,954	2,121	(167)	(8)%	9,264	8,941	323	4%
Total Operating Assets NOI	$64,802	$59,962	$4,840	8%	$195,808	$185,152	$10,656	6%

Projected stabilized NOI Operating Assets ($ in millions)	$354.5	$364.7	$(10.2)	(3)%

MPC
Acres Sold - Residential	191	84	107	127%	386	169	217	128%
Acres Sold - Commercial	—	13	(13)	(100)%	4	123	(119)	(96)%
Price Per Acre - Residential	1,033	913	120	13%	$1,003	$818	$185	23%
Price Per Acre - Commercial	—	262	(262)	(100)%	$801	$258	$543	NM
MPC EBT	$144,752	$84,798	$59,954	71%	$292,244	$202,096	$90,148	45%

Strategic Developments
Condominium rights and unit sales	$3	$25,962	$(25,959)	(100)%	$26	$46,915	$(46,889)	(100)%
(a)Properties that were transferred to our Strategic Developments segment for redevelopment and properties that were sold are shown separately for all periods presented.

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About Howard Hughes Holdings Inc.®

Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country's preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: Downtown Columbia® in Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) general adverse economic and local real estate conditions; (ii) potential changes in the financial markets and interest rates; (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iv) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (v) ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (vi) our ability to satisfy the necessary conditions and complete the spinoff on a timely basis (or at all) and realize the anticipated benefits of the spinoff; (vii) our ability to successfully identify, acquire, develop and/or manage properties on favorable terms and in accordance with applicable zoning and permitting laws; (xiii) changes in governmental laws and regulations; (ix) general inflation, including core and wage inflation; commodity and energy price and currency volatility; as well as monetary, fiscal, and policy interventions in anticipation of our reaction to such events; (x) lack of control over certain of the Company’s properties due to the joint ownership of such property; (xi) impairment charges; (xii) the effects of catastrophic events or geopolitical conditions, such as international armed conflict, or a resurgence of the COVID-19 pandemic or the occurrence of other epidemics or pandemics; (xiii) the effects of extreme weather conditions or climate change, including natural disasters; (xiv) the inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; and (xv) the ability to attract and retain key employees. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Contacts

Howard Hughes Holdings Inc.

Media Relations:
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations:
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
thousands except per share amounts	2024	2023	2024	2023
REVENUES
Condominium rights and unit sales	$3	$25,962	$26	$46,915
Master Planned Communities land sales	198,239	75,378	385,444	177,045
Rental revenue	108,613	99,978	315,461	290,164
Other land, rental, and property revenues	10,700	11,308	31,105	35,902
Builder price participation	9,592	15,847	35,063	45,763
Total revenues	327,147	228,473	767,099	595,789

EXPENSES
Condominium rights and unit cost of sales	11,833	22,537	15,694	56,390
Master Planned Communities cost of sales	72,582	28,264	143,254	66,134
Operating costs	50,841	51,856	149,412	147,926
Rental property real estate taxes	14,484	14,763	43,799	44,758
Provision for (recovery of) doubtful accounts	190	1,399	327	(1,034)
General and administrative	24,862	21,601	68,930	65,371
Depreciation and amortization	44,088	42,686	134,833	122,217
Other	3,582	2,195	11,268	8,834
Total expenses	222,462	185,301	567,517	510,596

OTHER
Gain (loss) on sale or disposal of real estate and other assets, net	3,165	16,286	7,959	21,000
Other income (loss), net	90,489	(82)	91,870	4,914
Total other	93,654	16,204	99,829	25,914

Operating income (loss)	198,339	59,376	299,411	111,107

Interest income	5,341	7,682	19,270	16,766
Interest expense	(43,802)	(39,316)	(122,597)	(112,783)
Gain (loss) on extinguishment of debt	—	—	(198)	—
Loss on sale of MUD receivables	(51,525)	—	(51,525)	—
Equity in earnings (losses) from unconsolidated ventures	(1,630)	15,732	(4,230)	26,461
Income (loss) from continuing operations before income taxes	106,723	43,474	140,131	41,551
Income tax expense (benefit)	10,195	11,410	17,236	10,975
Net income (loss) from continuing operations	96,528	32,064	122,895	30,576
Net income (loss) from discontinued operations, net of taxes	(24,031)	(576,199)	(81,807)	(616,479)
Net income (loss)	72,497	(544,135)	41,088	(585,903)
Net (income) loss attributable to noncontrolling interests	273	(46)	297	(166)
Net income (loss) attributable to common stockholders	$72,770	$(544,181)	$41,385	$(586,069)

Basic income (loss) per share — continuing operations	$1.95	$0.65	$2.48	$0.61
Diluted income (loss) per share — continuing operations	$1.95	$0.64	$2.48	$0.61

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	September 30, 2024	December 31, 2023
ASSETS
Master Planned Communities assets	$2,491,291	$2,445,673
Buildings and equipment	3,794,960	3,649,376
Less: accumulated depreciation	(915,279)	(829,018)
Land	299,406	294,189
Developments	1,705,544	1,169,571
Net investment in real estate	7,375,922	6,729,791
Investments in unconsolidated ventures	177,908	182,799
Cash and cash equivalents	400,728	629,714
Restricted cash	519,998	379,498
Accounts receivable, net	101,284	101,373
Municipal Utility District receivables, net	461,985	550,884
Deferred expenses, net	152,626	138,182
Operating lease right-of-use assets	5,948	5,463
Other assets, net	242,189	244,027
Assets of discontinued operations	—	615,272
Total assets	$9,438,588	$9,577,003

LIABILITIES
Mortgages, notes, and loans payable, net	$5,298,760	$5,146,992
Operating lease obligations	5,764	5,362
Deferred tax liabilities, net	76,898	84,293
Accounts payable and other liabilities	1,376,853	1,054,267
Liabilities of discontinued operations	—	227,165
Total liabilities	6,758,275	6,518,079

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,605,697 issued, and 50,132,370 outstanding as of September 30, 2024, 56,495,791 shares issued, and 50,038,014 outstanding as of December 31, 2023	566	565
Additional paid-in capital	3,572,487	3,988,496
Retained earnings (accumulated deficit)	(342,311)	(383,696)
Accumulated other comprehensive income (loss)	(1,375)	1,272
Treasury stock, at cost, 6,473,327 shares as of September 30, 2024, and 6,457,777 shares as of December 31, 2023	(614,981)	(613,766)
Total stockholders' equity	2,614,386	2,992,871
Noncontrolling interests	65,927	66,053
Total equity	2,680,313	3,058,924
Total liabilities and equity	$9,438,588	$9,577,003

Segment Earnings Before Tax (EBT)

As a result of our three segments—Operating Assets, Master Planned Communities (MPC), and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is EBT. EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets.

	Three Months Ended September 30,			Nine Months Ended September 30,
thousands	2024	2023	$ Change	2024	2023	$ Change
Operating Assets Segment EBT
Total revenues	$114,019	$106,178	$7,841	$331,779	$310,942	$20,837
Total operating expenses	(48,987)	(47,960)	(1,027)	(142,751)	(134,486)	(8,265)
Segment operating income (loss)	65,032	58,218	6,814	189,028	176,456	12,572
Depreciation and amortization	(42,252)	(40,647)	(1,605)	(125,903)	(116,454)	(9,449)
Interest income (expense), net	(36,661)	(31,337)	(5,324)	(103,768)	(89,419)	(14,349)
Other income (loss), net	(54)	(186)	132	896	2,078	(1,182)
Equity in earnings (losses) from unconsolidated ventures	(2,109)	1,363	(3,472)	4,044	5,311	(1,267)
Gain (loss) on sale or disposal of real estate and other assets, net	3,165	16,050	(12,885)	7,959	20,764	(12,805)
Gain (loss) on extinguishment of debt	—	—	—	(198)	—	(198)
Operating Assets segment EBT	$(12,879)	$3,461	$(16,340)	$(27,942)	$(1,264)	$(26,678)

Master Planned Communities Segment EBT
Total revenues	$212,607	$95,799	$116,808	$433,663	$236,123	$197,540
Total operating expenses	(84,532)	(41,239)	(43,293)	(180,464)	(103,668)	(76,796)
Segment operating income (loss)	128,075	54,560	73,515	253,199	132,455	120,744
Depreciation and amortization	(109)	(103)	(6)	(327)	(316)	(11)
Interest income (expense), net	16,425	16,031	394	47,839	49,004	(1,165)
Other income (loss), net	—	—	—	—	(103)	103
Equity in earnings (losses) from unconsolidated ventures	361	14,310	(13,949)	(8,467)	21,056	(29,523)
MPC segment EBT	$144,752	$84,798	$59,954	$292,244	$202,096	$90,148

Strategic Developments Segment EBT
Total revenues	$505	$26,481	$(25,976)	$1,607	$48,679	$(47,072)
Total operating expenses	(16,411)	(29,620)	13,209	(29,271)	(76,020)	46,749
Segment operating income (loss)	(15,906)	(3,139)	(12,767)	(27,664)	(27,341)	(323)
Depreciation and amortization	(960)	(962)	2	(6,257)	(2,848)	(3,409)
Interest income (expense), net	4,353	4,412	(59)	12,971	11,917	1,054
Other income (loss), net	90,089	81	90,008	90,075	158	89,917
Equity in earnings (losses) from unconsolidated ventures	118	59	59	193	94	99
Gain (loss) on sale or disposal of real estate and other assets, net	—	236	(236)	—	236	(236)
Strategic Developments segment EBT	$77,694	$687	$77,007	$69,318	$(17,784)	$87,102

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G promulgated by the Securities and Exchange Commission. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Net Operating Income (NOI)

We define NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); depreciation and amortization; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; loss on extinguishment of debt; provision for impairment; and equity in earnings from unconsolidated ventures. This amount is presented as Operating Assets NOI throughout this document. Total Operating Assets NOI represents NOI as defined above with the addition of our share of NOI from unconsolidated ventures.

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets segment because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

A reconciliation of segment EBT to NOI for Operating Assets is presented in the tables below:

	Three Months Ended September 30,			Nine Months Ended September 30,
thousands	2024	2023	Change	2024	2023	$ Change
Operating Assets Segment
Total revenues	$114,019	$106,178	$7,841	$331,779	$310,942	$20,837
Total operating expenses	(48,987)	(47,960)	(1,027)	(142,751)	(134,486)	(8,265)
Segment operating income (loss)	65,032	58,218	6,814	189,028	176,456	12,572
Depreciation and amortization	(42,252)	(40,647)	(1,605)	(125,903)	(116,454)	(9,449)
Interest income (expense), net	(36,661)	(31,337)	(5,324)	(103,768)	(89,419)	(14,349)
Other income (loss), net	(54)	(186)	132	896	2,078	(1,182)
Equity in earnings (losses) from unconsolidated ventures	(2,109)	1,363	(3,472)	4,044	5,311	(1,267)
Gain (loss) on sale or disposal of real estate and other assets, net	3,165	16,050	(12,885)	7,959	20,764	(12,805)
Gain (loss) on extinguishment of debt	—	—	—	(198)	—	(198)
Operating Assets segment EBT	(12,879)	3,461	(16,340)	(27,942)	(1,264)	(26,678)
Add back:
Depreciation and amortization	42,252	40,647	1,605	125,903	116,454	9,449
Interest (income) expense, net	36,661	31,337	5,324	103,768	89,419	14,349
Equity in (earnings) losses from unconsolidated ventures	2,109	(1,363)	3,472	(4,044)	(5,311)	1,267
(Gain) loss on sale or disposal of real estate and other assets, net	(3,165)	(16,050)	12,885	(7,959)	(20,764)	12,805
(Gain) loss on extinguishment of debt	—	—	—	198	—	198
Impact of straight-line rent	(2,182)	(470)	(1,712)	(3,005)	(2,664)	(341)
Other	52	279	(227)	(375)	341	(716)
Operating Assets NOI	62,848	57,841	5,007	186,544	176,211	10,333

Company's share of NOI from equity investments	1,954	2,121	(167)	6,022	5,908	114
Distributions from Summerlin Hospital investment	—	—	—	3,242	3,033	209
Company's share of NOI from unconsolidated ventures	1,954	2,121	(167)	9,264	8,941	323
Total Operating Assets NOI	$64,802	$59,962	$4,840	$195,808	$185,152	$10,656

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI from unconsolidated ventures and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended September 30,			Nine Months Ended September 30,
thousands	2024	2023	$ Change	2024	2023	$ Change
Same Store Office
Houston, TX	$21,283	$20,449	$834	$63,453	$63,426	$27
Columbia, MD	5,376	5,572	(196)	17,734	17,881	(147)
Las Vegas, NV	4,913	3,272	1,641	14,241	9,368	4,873
Total Same Store Office	31,572	29,293	2,279	95,428	90,675	4,753

Same Store Retail
Houston, TX	2,841	2,989	(148)	9,208	9,057	151
Columbia, MD	1,008	660	348	3,165	1,997	1,168
Las Vegas, NV	6,008	5,856	152	17,351	18,113	(762)
Honolulu, HI	3,434	3,407	27	12,708	11,123	1,585
Total Same Store Retail	13,291	12,912	379	42,432	40,290	2,142

Same Store Multi-family
Houston, TX	10,335	9,420	915	29,307	28,231	1,076
Columbia, MD	3,590	2,854	736	9,422	5,997	3,425
Las Vegas, NV	1,691	1,863	(172)	5,078	5,604	(526)
Company's share of NOI from unconsolidated ventures	1,804	1,906	(102)	5,644	5,520	124
Total Same Store Multi-family	17,420	16,043	1,377	49,451	45,352	4,099

Same Store Other
Houston, TX	1,289	1,555	(266)	3,306	4,728	(1,422)
Columbia, MD	17	(3)	20	444	8	436
Las Vegas, NV	369	144	225	811	444	367
Honolulu, HI	27	45	(18)	121	183	(62)
Company's share of NOI from unconsolidated ventures	150	215	(65)	3,620	3,421	199
Total Same Store Other	1,852	1,956	(104)	8,302	8,784	(482)
Total Same Store NOI	64,135	60,204	3,931	195,613	185,101	10,512

Non-Same Store NOI	667	(242)	909	195	51	144
Total Operating Assets NOI	$64,802	$59,962	$4,840	$195,808	$185,152	$10,656

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended September 30,			Nine Months Ended September 30,
thousands	2024	2023	$ Change	2024	2023	$ Change
General and Administrative
General and administrative (G&A)	$24,862	$21,601	$3,261	$68,930	$65,371	$3,559
Less: Non-cash stock compensation	(2,911)	(1,699)	(1,212)	(6,875)	(6,748)	(127)
Cash G&A	$21,951	$19,902	$2,049	$62,055	$58,623	$3,432